Exhibit 5.1

O2Micro International Limited
Grand Pavilion Commercial Centre
West Bay Road
P.O. Box 32331
Grand Cayman KY1-1209
Cayman Islands

13 October 2009

Dear Sirs,

We have examined the Registration Statement on Form S-8 to be filed by O2 Micro International Limited, a Cayman Islands company (the "Company"), with the Securities and Exchange Commission on or about 14 October 2009 (the "Registration Statement"), relating to the registration under the Securities Act of 1933, as amended, of:

(a)	75,000,000 ordinary shares of the Company, $0.00002 par value per share, authorised for issue pursuant to the Company’s 2005 Share Option Plan;

(b)	50,000,000 ordinary shares of the Company, $0.00002 par value per share, authorised for issue pursuant to the Company’s 2005 Share Incentive Plan; and

(c)	25,000,000 ordinary shares of the Company, $0.00002 par value per share, authorised for issue pursuant to the Company’s 2009 Employee Stock Purchase Plan.

The ordinary shares referred to at paragraphs (a) to (c) (inclusive) above are collectively referred to as the "Shares".

As counsel to the Company, we have examined the corporate authorisations of the Company in connection with the registration of the Shares.

It is our opinion that the Shares, when issued and sold in the manner described in the Registration Statement (including the amended and restated memorandum and articles of association of the Company exhibited thereto) and the related Prospectuses, will be legally and validly issued, fully paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement and any amendments thereto.

Yours faithfully,

MAPLES and CALDER